FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                         FILE NUMBER 333-47679



         FOURTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 19, 1998

                                2,425,726 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Fourth Prospectus Supplement (the "Fourth Prospectus Supplement") supplements the Prospectus dated March 19, 1998 ("Prospectus"), the Prospectus Supplement dated April 6, 1998 ("Prospectus Supplement"), the Second Prospectus Supplement dated April 23, 1998 ("Second Prospectus Supplement"), and the Third Prospectus Supplement dated September 15, 1998 ("Third Prospectus Supplement", and together with the Prospectus, the Prospectus Supplement, and the Second Prospectus Supplement, the "Supplemented Prospectus") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 2,425,726 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. Of the Shares offered under the Supplemented Prospectus, 1,212,863 Shares (pre-split) were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of Tripod, Inc. ("Tripod"), a Delaware corporation, by and through a merger of a wholly-owned subsidiary of Lycos, Pod Acquisition Corporation, with and into Tripod (the "Acquisition"). The "Selling Stockholders" Section of the Supplemented Prospectus is hereby further supplemented to correct the name of a Selling Shareholder, originally listed in the Supplemented Prospectus as John W. Thoman, to Georgiana Thoman and John W. Thoman JTWROS. This Fourth Prospectus Supplement should be read in conjunction with the Supplemented Prospectus, and is qualified by reference to the Supplemented Prospectus except to the extent that the information herein contained supersedes the information contained in the Supplemented Prospectus. Capitalized terms used in this Fourth Prospectus Supplement and not otherwise defined herein have the meanings specified in the Supplemented Prospectus.




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        THE DATE OF THIS THIRD PROSPECTUS SUPPLEMENT IS JANUARY 12, 1999

                              SELLING STOCKHOLDERS

                  The table of Selling Stockholders in the Supplemented Prospectus is hereby amended to reflect the proper name of a Selling Stockholder, originally listed in the Supplemented Prospectus as John W. Thoman. The correct name of such Selling Stockholder is Georgiana Thoman and John W. Thoman JTWROS.